Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements Nos. 333-110973, 333-122861, 333-132329, 333-152920, and 333-161188 of LECG Corporation and subsidiaries (the "Company") on Form S-8 of our reports dated March 12, 2010, relating to the consolidated financial statements of the Company, and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 12, 2010